Exhibit 24

POWER OF ATTORNEY

Know all by these presents that Richard Covert, does hereby make, constitute and appoint each of Timothy Mueller and Jeffrey Vines, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity and/or in his capacity as a manager of any entity), to execute and deliver such forms that may be required to be filed with the U.S. Securities and Exchange Commission as a result of ownership of or transactions in securities of Adeptus Health Inc. (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) in connection with any applications for EDGAR access codes or replacement codes, including without limitation the Form ID and Update Passphrase documents. The Power of Attorney shall remain in full force and effect until revoked in writing. The undersigned acknowledges that Timothy Mueller and Jeffrey Vines are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

By:	/s/ Richard Covert
Richard Covert

Date: June 20, 2014